                                                                      Exhibit 99

For Immediate Release

ALKERMES ANNOUNCES A PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

CAMBRIDGE MA, February 8, 2000 -- Alkermes (NASDAQ: ALKS) today announced that it intends to offer, subject to market and other conditions, $150 million of Convertible Subordinated Notes due 2007 ($200 million if an option for an additional $50 million is exercised in full) through initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The notes would be convertible into Alkermes' common stock at the option of the holder, at a price to be determined. The offering is expected to close in February 2000.

The net proceeds of the proposed offering would be used to fund research, development and clinical trial activities and for manufacturing facilities and equipment, as well as for working capital and general corporate purposes. In addition, Alkermes may use a portion of the net proceeds for potential acquisitions of additional technologies and compounds, none of which are currently planned.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable states securities laws.

Alkermes is a leader in the development of products based on sophisticated drug delivery technologies. The Company has several areas of focus: controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease(R) and Medisorb(R) technologies; the development of pharmaceutical products based on proprietary pulmonary drug delivery technologies utilizing its AIR(TM) technology; the delivery of drugs into the brain past the blood-brain barrier, utilizing its Cereport(R) technology; and oral delivery of drugs using its RingCap(TM) and DST technologies. In addition to its Cambridge, Massachusetts headquarters, research and manufacturing facilities, Alkermes operates research and manufacturing facilities in Ohio and a medical affairs office in Cambridge, England.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Alkermes believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, Alkermes' business is subject to significant risks and there can be no assurance that actual results of the Company's development activities and its results of operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among other things, Alkermes' failure to complete the sale of the notes or to use effectively the net proceeds from the sale of the notes. For information with respect to other factors which could affect expected results, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. For information with respect to other factors which could affect expected results, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.



CONTACT:


James M. Frates

Vice President, Chief Financial Officer and Treasurer

Alkermes, Inc.

(617) 494-0171









                                        2